UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-170312

RJD GREEN, INC.

(Exact name of registrant as specified in its charter)

4142 South Harvard, Suite D3

Tulsa, OK 74135

Telephone: (918) 551-7883

(Address, including zip code, and telephone number of registrant’s principal executive offices)

Common Stock, $0.001 par value

(Title of each class of securities covered by this Form)

None

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)      [X]

Rule 52g-4(a)(2)      [  ]

Rule 12h-3(b)(9)(i)   [  ]

Rule 12h-3(b)(1)(ii)  [  ]

Rule 15d-6               [  ]

Approximate number of holders of record as of the certification or notice date: 264

Pursuant to the requirements of the Securities Exchange Act of 1934, RJD Green, Inc. has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.

Date:   February 2, 2016

By:  /s/Rex Washburn

            Rex Washburn

            Chief Executive Officer